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                                                                  EXHIBIT (p)(2)



                               BREMER TRUST, N.A.
                                  POLICY MANUAL


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SECTION                                 SUBJECT                       POLICY NO.

INVESTMENT OF               PERSONAL TRADING ACTIVITIES FOR             1000.315
FIDUCIARY ACCOUNTS           BREMER INVESTMENT FUNDS, INC.
                                   ACCESS PERSONNEL
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POLICY

It is the policy of the Bremer Investment Funds, Inc. (BIFI) that all access persons must (1) at all times place the interest of the accounts which are managed by BIFI first; (2) conduct all personal securities transactions in a manner that is consistent with the Personal Trading Policy of BIFI; and (3) adhere to the fundamental standard that BIFI employees must not take inappropriate advantage of their position.

TRADING WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION, WHICH MAY OR MAY NOT BE OBTAINED THROUGH BIFI ANALYST'S RESEARCH FUNCTION IS PROHIBITED. THE DISCLOSURE OF ANY SUCH MATERIAL, NON-PUBLIC INFORMATION TO ANY PERSON IS ALSO PROHIBITED.

PROCEDURES

GOVERNING STANDARDS

This Personal Trading Policy is designed to comply with Rule 17j-1 of the Investment Company Act of 1940. BIFI has determined that this Personal Trading Policy shall apply to all employees of Bremer Investment Funds, Inc.; all employees of Bremer Trust N.A.'s investment and operations divisions, and members of BIFI Board of Directors. Corporate Legal Counsel, the President & CEO of BIFI and the Chief Compliance Officer will determine which members of the BOD must adhere to the policy. These decisions will be documented in writing and maintained by the Chief Compliance Officer.

For purposes of this policy, ACCESS PERSON MEANS (under Rule 17j-1):

     1. Any director, officer, general partner or Advisory Person of a Fund or of a Fund's investment advisor.

          A. If an investment advisor is primarily engaged in a business or businesses other than advising Fund or other Advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment advisor who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties related to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information

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               concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

          B. An investment adviser is "primarily engaged in a business or businesses other than advising Funds or other advisory clients" if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

     2. Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose function or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

For purposes of this policy, AN ADVISORY PERSON of a Fund or of a fund's investment adviser means (under Rule 17j-1):

     1. Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales: and

     2. Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund

RESTRICTIONS ON PERSONAL TRADING ACTIVITIES

1.       BLACKOUT PERIODS

a.       SAME DAY

         ALL ACCESS PERSONS are prohibited from executing a securities transaction (buy or sell) on a day when a mutual fund has a pending "buy or sell" order in the same security until that mutual fund order is executed or withdrawn. Any profits realized on personal trades executed within the proscribed blackout periods must be disgorged to a charity determined by the President & CEO of BIFI. ALL TRADES BY ACCESS PERSONS IN SECURITIES EITHER HELD BY THE FUND OR BEING CONSIDERED FOR PURCHASE BY THE FUND REQUIRE PRE-CLEARANCE AUTHORIZATION BEFORE EXECUTIONS (SEE PRE-CLEARANCE PROCEDURES BELOW).

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b.       SEVEN DAY

         All MUTUAL FUND MANAGERS ARE PROHIBITED from buying or selling a security within at lest seven (7) calendar days before and after the mutual fund they manage trades in that security. Any profits realized on personal trades executed by any mutual fund manager within the proscribed blackout period must be disgorged to a charity determined by the President and CEO of BIFI. ALL TRADES BY ACCESS PERSONS IN SECURITIES EITHER HELD BY THE FUND OR BEING CONSIDERED FOR PURCHASE BY THE FUND REQUIRE PRE-CLEARANCE AUTHORIZATION BEFORE EXECUTIONS (SEE PRE-CLEARANCE PROCEDURES BELOW).

c.       INITIAL PUBLIC OFFERINGS

         ALL ACCESS PERSONS must obtain approval from the Fund or its investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

2.       DISCLOSURE AND REPORTING REQUIREMENTS

a.       PRECLEARANCE

All access persons are required to pre-clear all securities transactions (buys and sells) either held by the Fund or being considered for purchase by the Fund, in which the employee has, or by reason of the transaction acquires, any direct or indirect beneficial ownership with (a) the Senior Equity Portfolio Manager or the Head of Research, or in their absence the Equity Trader, for all equity securities; AND (2) the Senior Fixed Income Portfolio Manager or Head of Research, or in their absence the Fixed Income Trader, for all transactions in fixed income securities. Those individuals listed above must receive pre-clearance from another source other than themselves, as listed above.

Preclearance is good only for the business day on which it is granted and for the following business day. For example, if you received clearance to trade a security on Monday, you must trade that security on Monday or Tuesday. If you decide you do not want to place the trade on Monday or Tuesday and want to place the trade on Wednesday instead, you must obtain new pre-clearance for Wednesday.

It is only necessary to receive pre-clearance for COVERED SECURITIES as defined in section 2(a)(36) of the Act, that are either held by any of the Funds or being considered for purchase by the Funds, with the exception of the following transactions: (1) securities issued or guaranteed by the United States Government, its agencies or Instrumentalities; or (2) shares of registered open-end investment companies (mutual funds); or (3) Bankers' Acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

Both the Investment Company act of 1940 and the Investment Advisers Act of 1940 define securities as: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust


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certificate, certificate of deposit for a security, factional undivided interest in oil, gas or other mineral rights, any put, call straddle, option or privilege on any security, (including a certificate of deposit) or on any group or index of securities (including any inters therein or based on the value thereof or any put, call, straddle, option or privilege entered in to a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

The employee may receive pre-clearance orally from one of the above-referenced individuals which must then be followed up in writing by the individual granting pre-clearance within 24 hours after clearance is granted. A copy of the pre-clearance order must be sent to the employee as well as to the Chief Compliance Officer. Any trade for which a pre-clearance order in writing is not received may be considered a violation of the Personal Trading Policy.

BENEFICIAL OWNERSHIP of a security is determined in the following manner: an employee should consider themselves the beneficial owner of securities held by their spouse, their minor children, another person who shares their home or other persons if by reason of any contact, understanding, relationship agreement or other arrangement they obtain from such ownership. The employee should also consider themselves the beneficial owner of securities if they can invest or revest title in themselves now or in the future.

CONTROLS

     1. Decisions regarding the pre-clearance of all securities transactions must be documented in writing by the individual granting the pre-clearance. The written pre-clearance authorization must document that the trade does not violate any terms of the Personal Trading
          Policy:

          A.   no Fund has a pending buy or sell/order for all access persons;

          B. for mutual fund managers, that they have not purchased the security in the past seven (7) days for the Fund and an acknowledgement that they will not purchase it for the next seven
               (7) days in the Fund.

     2. The Compliance Department will review all trades for personal trading violations.

     3. Senior Management of BIFI will consider reports made to it and will determine whether the policies established in the Personal Trading Policy have been violated, and what sanctions, if any should be imposed.

     4. Senior Management of BIFI and the Board of Directors of BIFI must review the operation of this policy at least annually or as dictated by changes in applicable securities regulation.

     5. The Personal Securities Policy and copies of all required documentation will be preserved by the Compliance Department for the period required by the Investment Company Act of 1940 and the Investment Advisers Act of 1940.